Exhibit 3.2

FORM OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

X-ENERGY, INC.

The present name of the corporation is X-Energy, Inc. (the “Corporation”). The Corporation was incorporated under the name X-Energy, Inc.” by the filing of its original certificate of incorporation with the Secretary of State of the State of Delaware on September 18, 2025 (as amended prior to the date hereof, the “Original Certificate”). This Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), which amends, restates and integrates the provisions of the Original Certificate, was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware (as it exists or may hereafter be amended and supplemented, the “DGCL”) and by the written consent of the Corporation’s stockholders in accordance with Section 228 of the DGCL. The Original Certificate is hereby amended, integrated and restated to read in its entirety as follows:

Article I.

The name of the Corporation is X-Energy, Inc.

Article II.

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Dr., Wilmington, DE 19808. The name of its registered agent at such address is Corporation Service Company.

Article III.

The purpose of Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL .

Article IV.

Section 4.1              Authorized Stock. The total number of shares of all classes of stock that the Corporation is authorized to issue is Two Billion Ten Million 2,010,000,000, consisting of three classes as follows:

(a)             One Billion Eight Hundred Sixty-Eight Million 1,868,000,000 shares of Class A common stock, with a par value of $0.0001 per share (the “Class A Common Stock”);

(b)             One Hundred Thirty-Two Million 132,000,000 shares of Class B common stock, with a par value of $0.0001 per share (the “Class B Common Stock”); and

(c)             Ten Million 10,000,000 shares of preferred stock, with a par value of $0.0001 per share (the “Preferred Stock”).

Section 4.2              Preferred Stock. Subject to any limitations prescribed by law, the board of directors of the Corporation (the “Board of Directors”) is authorized, to provide, out of the unissued shares of Preferred Stock, for the issuance of shares of Preferred Stock in one or more series, including “blank check” preferred stock. The issuance of Preferred Stock as set forth in the preceding sentence shall be accomplished by filing a certificate pursuant to the applicable law of the State of Delaware (such certificate shall be referred to as a “Preferred Stock Designation”), to: (i) establish from time to time the number of shares to be included in each such series; and (ii) fix the powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of such preferred shares. Without limitation, those rights, designation and preferences shall include the authority to fix the dividend rights, dividend rates, conversion rights, exchange rights, voting rights, rights and terms of redemption (including sinking and purchase fund provisions), the redemption price or prices, restrictions on the issuance of shares of such series, the dissolution preferences and the rights in respect of any distribution of assets of any wholly unissued series of Preferred Stock, or any of them and to increase or decrease the number of shares of any series so created (except where otherwise provided in the Preferred Stock Designation), subsequent to the issue of that series but not below the number of shares of such series then outstanding. In case the authorized number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series (except where otherwise provided in the Preferred Stock Designation). There shall be no limitation or restriction on any variation between any of the different series of Preferred Stock as to the designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof. The several series of Preferred Stock may vary in any and all respects as fixed and determined by the resolution or resolutions of the Board of Directors or by a duly authorized committee of the Board of Directors, providing for the issuance of the various series of Preferred Stock.

Section 4.3              Number of Authorized Shares. The number of authorized shares of any of the Class A Common Stock, Class B Common Stock, or Preferred Stock may be increased or decreased by the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of capital stock of the Corporation entitled to vote on such increase or decrease, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the DGCL, unless a separate vote of holders of any class of Common Stock or Preferred Stock is required pursuant to the terms of any Preferred Stock Designation. Notwithstanding the immediately preceding sentence, the number of authorized shares of any particular class may not be decreased below the number of shares of such class then outstanding, plus:

(a)             in the case of Class A Common Stock, the number of shares of Class A Common Stock issuable (x) upon the exchange of all outstanding Common Units for Class A Common Stock as a result of Redemptions or Direct Exchanges (each, as defined in the LLC Agreement) including any Common Units issuable upon the exercise of any options, warrants or similar rights to acquire Common Units pursuant to the applicable provisions of Article 3 and Article 11 of the LLC Agreement and (y) in connection with the exercise of all outstanding options, warrants, exchange rights (other than Redemptions or Direct Exchanges pursuant to clause (x)), conversion rights or similar rights for Class A Common Stock; and

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(b)             in the case of Class B Common Stock, the number of shares of Class B Common Stock issuable in connection with the exercise of all outstanding options, warrants, exchange rights, conversion rights or similar rights for Class B Common Stock.

Section 4.4              Common Stock. The powers, preferences and rights of the Class A Common Stock and Class B Common Stock, and the qualifications, limitations or restrictions thereof are as follows:

(a)             Voting Rights. Except as otherwise required by law:

(i)              Each share of Class A Common Stock shall entitle the record holder as of the applicable record date to one vote per share in person or by proxy on all matters submitted to a vote of the holders of Class A Common Stock, whether voting separately as a class or otherwise.

(ii)             Each share of Class B Common Stock shall entitle the record holder as of the applicable record date to one vote per share in person or by proxy on all matters submitted to a vote of the holders of Class B Common Stock, whether voting separately as a class or otherwise.

Except as otherwise required by law or this Certificate of Incorporation, the holders of shares of Class A Common Stock and Class B Common Stock shall vote together as a single class (or, if any holders of shares of Preferred Stock are entitled to vote together with the holders of Class A Common Stock and Class B Common Stock, as a single class with such holders of Preferred Stock) on all matters submitted to a vote of stockholders of the Corporation.

(b)             Dividends and Distributions. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference senior to or the right to participate with the Class A Common Stock with respect to the payment of dividends (and other distributions of cash, stock or property), such holders of Class A Common Stock shall be entitled to the payment of dividends (and other distributions of cash, stock or property) ratably in proportion to the number of shares held by each such stockholder when, as and if declared by the Board of Directors in its discretion from time to time in accordance with applicable law. Other than in connection with a dividend declared by the Board of Directors in connection with a “poison pill” or similar stockholder rights plan, dividends shall not be declared or paid on the Class B Common Stock and the holders of shares of Class B Common Stock shall have no right to receive dividends in respect of such shares of Class B Common Stock.

(c)             Liquidation Rights. In the event of liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation and after making provisions for preferential and other amounts, if any, to which the holders of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Class A Common Stock with respect to payments in liquidation shall be entitled, the remaining assets and funds of the Corporation available for distribution shall be divided among and paid ratably to the holders of all outstanding shares of Common Stock in proportion to the number of shares held by each such stockholder. Notwithstanding the previous sentence, in the event of any such liquidation, dissolution or winding up, each holder of shares of Class B Common Stock shall be entitled to receive no more than $0.0001 per share of Class B Common Stock owned of record by such holder on the record date for such distribution. Upon receiving such amount, the holders of shares of Class B Common Stock, in their capacity as such, shall not be entitled to receive any other assets or funds of the Corporation. A Change of Control (other than approval of a plan of complete liquidation or dissolution of the Corporation) shall not be considered to be a dissolution, liquidation or winding up of the Corporation within the meaning of this Section 4.4(c).

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(d)             Permitted Ownership.

(i)             From and after the effectiveness of this Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), shares of Class B Common Stock may be issued only to, and registered only in the name of, the Member Owners, their respective successors and assigns and their respective Permitted Transferees in accordance with Section 4.5 (the Member Owners, together with all such subsequent successors, assigns and Permitted Transferees, collectively, the “Permitted Class B Owners”). The aggregate number of shares of Class B Common Stock at any time registered in the name of each such Permitted Class B Owner must be equal to the aggregate number of Common Units held of record at such time by such Permitted Class B Owner under the LLC Agreement.

(ii)             To the fullest extent permitted by law, the Corporation shall undertake all necessary and appropriate action to ensure that the number of shares of Class B Common Stock issued by the Corporation at any time to, or otherwise held of record by, any Permitted Class B Owner shall be equal to the aggregate number of Common Units held of record at such time by such Permitted Class B Owner in accordance with the terms of the LLC Agreement.

(iii)            In the event of a Change of Control of the Corporation approved by the Board of Directors prior to or simultaneously with such Change of Control, the holders of shares of Class B Common Stock shall not be entitled to receive more than $0.0001 per share of Class B Common Stock, whether in the form of consideration for such shares or in the form of a distribution of the proceeds of a sale of all or substantially all of the assets of the Corporation with respect to such shares.

(e)             Defined Terms. As used in this Certificate of Incorporation, (i) “Member Owners” means each of the members of XERC as set forth on Schedule 2 of the LLC Agreement (as may be amended from time to time in accordance with the terms of the LLC Agreement) other than the Corporation, (ii) “Common Unit” means a membership interest in XERC, authorized and issued under the Eight Amended and Restated Limited Liability Company Agreement of XERC, dated as of the date hereof, as such agreement may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time (the “LLC Agreement”), and constituting a “Common Unit” as defined in such LLC Agreement and (iii) “Permitted Transferee” means a transferee of Common Units in a transfer permitted by the LLC Agreement (with such necessary changes in the details thereof as are necessitated by the context).

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Section 4.5              Conversion of Class B Common Stock.

(a)             Conversion Upon Transfer.

(i)              A holder of Class B Common Stock may surrender shares of Class B Common Stock to the Corporation for cancellation for no consideration at any time. Following the surrender or other acquisition of any shares of Class B Common Stock to or by the Corporation, the Corporation will take all actions necessary to cancel and retire such shares and such shares shall not be re-issued by the Corporation.

(ii)             A holder of Class B Common Stock may transfer or assign shares of Class B Common Stock (or any legal or beneficial interest in such shares) (directly or indirectly, including by operation of law) only to a Permitted Transferee of such holder or to a non-Permitted Transferee with the prior, written approval of the Corporation. Notwithstanding the foregoing, except with the prior, written approval of the Corporation, no transfer or assignment shall be valid unless the transferring or assigning holder also simultaneously transfers an equal number of such holder’s Common Units to such Permitted Transferee or such non-Permitted Transferee, as applicable, in compliance with the LLC Agreement. The transfer restrictions described in this Section 4.5(a)(ii) are collectively referred to as the “Restrictions.”

(iii)            Any purported transfer of shares of Class B Common Stock in violation of the Restrictions shall be null and void ab initio. If, notwithstanding the Restrictions, a Person shall, voluntarily or involuntarily, become or attempt to become, the purported owner (“Purported Owner”) of shares of Class B Common Stock in violation of the Restrictions, then the Purported Owner shall not obtain any rights in, to or with respect to such shares of Class B Common Stock (the “Restricted Shares”), and the purported transfer of the Restricted Shares to the Purported Owner shall not be recognized by the Corporation, the Corporation’s transfer agent (the “Transfer Agent”) or the Secretary of the Corporation. In such event, to the fullest extent permitted by law, automatically and without any further action on the part of any person, each holder of such Restricted Share shall not be entitled to any voting right with respect to those shares.

(iv)            Upon a determination by the Board of Directors that a Person has attempted or may attempt to transfer or to acquire Restricted Shares in violation of the Restrictions, the Corporation may take such action as it deems advisable to refuse to give effect to such transfer or acquisition on the books and records of the Corporation. Without limiting the generality of the foregoing, such actions shall include causing the Transfer Agent or the Secretary of the Corporation to: (i) not record the Purported Owner as the record owner of the Restricted Shares; and (ii) institute proceedings to enjoin or rescind any such transfer or acquisition.

(v)             From time to time but only to the extent permitted by law, the Board of Directors (including a majority of the Directors who are disinterested with respect to the relevant transaction serving on the Board of Directors at such time) may establish, modify, amend or rescind, by bylaw or otherwise, regulations and procedures not inconsistent with the provisions of this Section 4.5 for determining whether any transfer or acquisition of shares of Class B Common Stock would violate the Restrictions and for the orderly application, administration and implementation of the provisions of this Section 4.5. Any such procedures and regulations shall be kept on file with the Secretary of the Corporation and with the transfer agent of the Corporation. Such procedures and regulations shall be made available for inspection by and, upon written request shall be mailed to, holders of shares of Class B Common Stock.

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(b)             Conversion Procedures.

(i)              From time to time, the Corporation may establish such policies and procedures relating to the conversion of shares of Class B Common Stock and the Corporation’s classified stock structure, including the issuance of stock certificates with respect thereto, as it may deem reasonably necessary or advisable. From time to time, the Corporation may also request that holders of shares of Class B Common Stock furnish certifications, affidavits or other proof to the Corporation as it deems necessary to verify the ownership of such Class B Common Stock and to confirm that a conversion of such Class B Common Stock pursuant to this Section 4.5 has not occurred. A determination by the Secretary of the Corporation that a conversion of any shares of Class B Common Stock pursuant to this Section 4.5 has occurred shall be conclusive and binding.

Section 4.6              Certificates. All certificates or book entries representing shares of Class B Common Stock shall bear a legend substantially in the following form (or in such other form as the Board of Directors may determine):

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER THE ACT. THE SECURITIES REPRESENTED BY THIS [CERTIFICATE][BOOK ENTRY] ARE SUBJECT TO THE RESTRICTIONS (INCLUDING RESTRICTIONS ON TRANSFER) SET FORTH IN THE CERTIFICATE OF INCORPORATION OF THE CORPORATION AS IT MAY BE AMENDED AND/OR RESTATED (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE CORPORATION AND SHALL BE PROVIDED FREE OF CHARGE TO ANY STOCKHOLDER MAKING A REQUEST THEREFOR).

Section 4.7              Transfers. Subject to applicable law and any transfer restrictions set forth in the By-laws of the Corporation or this Certificate of Incorporation, shares of Common Stock and the rights and obligations associated therewith shall be fully transferable.

Section 4.8              Amendment.

Except as otherwise required by law or this Certificate of Incorporation (including any Preferred Stock Designation), holders of Class A Common Stock and Class B Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled exclusively, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Preferred Stock Designation) or the DGCL.

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Article V.

Section 5.1              Reservation of Stock.

(a)             The Corporation shall at all times reserve and keep available out of its authorized but unissued shares or other securities at least as many shares of Class A Common Stock or other securities equal to: (i) all of the then-outstanding number of Units (as defined in the LLC Agreement) held by the holders of Common Units (other than the Corporation and any direct or indirect majority-owned subsidiary of the Corporation) subject to Redemption or Direct Exchange pursuant to the applicable provisions of Article 11 of the LLC Agreement (including for this purpose any Common Units issuable upon the exercise of any options, warrants, convertible notes, equity rights (including for the avoidance of doubt, profits interests), or similar rights to acquire Common Units) from time to time; and (ii) the number of shares of Class A Common Stock issuable upon the conversion of the then-outstanding shares of convertible preferred stock of the Company, if any.

Section 5.2              Splits. If the Corporation at any time combines or subdivides (by any stock split, stock dividend, recapitalization, reorganization, merger, amendment of this Certificate of Incorporation, scheme, arrangement or otherwise) the number of shares of Class A Common Stock into a greater or lesser number of shares, the shares of Class B Common Stock outstanding immediately prior to such subdivision shall be proportionately combined or subdivided such that the ratio of the number of shares of outstanding Class B Common Stock to shares of outstanding Class A Common Stock immediately prior to such subdivision shall, in each case, be maintained immediately after such combination or subdivision. Any adjustment described in this Section 5.2 shall become effective at the close of business on the date such combination or subdivision becomes effective. In no event shall the shares of Class B Common Stock be split, subdivided, or combined (including by way of stock dividend) unless the outstanding shares of Class A Common Stock shall be proportionately split, subdivided or combined. In no event shall the shares of Class A Common Stock be split, subdivided, or combined (including by way of stock dividend) unless the outstanding shares of Class B Common Stock shall be proportionately split, subdivided or combined.

Article VI.

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the By-laws of the Corporation. In addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by this Certificate of Incorporation (including any Certificate of Designation in respect of one or more series of Preferred Stock) or the By-laws of the Corporation, the adoption, amendment or repeal of the By-laws of the Corporation by the stockholders of the Corporation shall require the affirmative vote of the holders of at least two-thirds of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote generally in an election of directors.

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Article VII.

Section 7.1              Management. Except as otherwise expressly provided by the DGCL or this Certificate of Incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

Section 7.2              Ballot. Elections of directors (each such director, in such capacity, a “Director”) need not be by written ballot unless the By-laws of the Corporation shall so provide.

Section 7.3              Number and Terms of the Board of Directors. Subject to the rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, the number of directors which shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted from time to time by the Board of Directors.

Section 7.4              Newly Created Directorships and Vacancies. Except as otherwise required by law and the separate rights of the holders of any series of Preferred Stock then outstanding, unless the Board of Directors otherwise determines, newly created directorships resulting from any increase in the authorized number of directors or any vacancies on the Board of Directors resulting from the death, resignation, disqualification, removal from office or other cause shall be filled exclusively by the affirmative vote of a majority of the Directors then in office, even though less than a quorum, or by a sole remaining Director, and not by the stockholders. Any Director so chosen shall hold office until the next election of the class for which such Director shall have been chosen and until his successor shall be elected and qualified or until such Director’s earlier death, resignation, retirement, disqualification, or removal.

Section 7.5              Removal for Cause. Subject to the rights of the holders of any series of Preferred Stock then outstanding, for as long as this Certificate of Incorporation provides for a classified Board of Directors, any Director, or the entire Board of Directors, may otherwise be removed only for cause by an affirmative vote of at least two-thirds of the total voting power of all the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, at a meeting duly called for that purpose.

Section 7.6              Classified Board. At the Effective Time, the Directors shall be classified, with respect to the time for which they shall hold their respective offices, by dividing them into three classes, with each Director then in office to be designated as a Class I Director, a Class II Director or a Class III Director, with each class to be apportioned as nearly equal in number as possible. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors. The initial Class I Directors shall serve for a term expiring at the first annual meeting of stockholders of the Corporation following the Effective Time; the initial Class II Directors shall serve for a term expiring at the second annual meeting of stockholders following the Effective Time; and the initial Class III Directors shall serve for a term expiring at the third annual meeting of stockholders following the Effective Time. At each annual meeting of stockholders beginning with the first annual meeting of stockholders following the Effective Time, the successors of the class of Directors whose term expires at that meeting shall be elected to hold office for a term expiring at the third annual meeting of stockholders to be held following their election. Each Director in each such class shall hold office until such Director’s successor is duly elected and qualified, subject to such Director’s earlier death, resignation or removal in accordance with this Certificate of Incorporation. The Board of Directors is authorized to assign each Director already in office at the Effective Time, as well as each Director elected or appointed to a newly created directorship due to an increase in the size of the Board of Directors, to Class I, Class II or Class III. However, if the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible. Any such additional director of any class elected or appointed to fill a newly created directorship resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the number of directors remove or shorten the term of any incumbent director. The provisions of this Section 7.6 are subject to the rights of the holders of any class or series of Preferred Stock to elect directors and such directors need not serve classified terms.

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Article VIII.

Section 8.1              Action by Written Consent. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of the Corporation (and may not be taken by written consent of the stockholders in lieu of a meeting). In addition to the foregoing, any action required or permitted to be taken by the holders of any series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable Certificate of Designation relating to such series of Preferred Stock. To be valid, any such consent or consents shall: (i) be in writing; (ii) set forth the action to be taken; (iii) be signed by the holders of outstanding shares of the relevant series of Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote on the action were present and voted; and (iv) be delivered to the Corporation in accordance with the applicable provisions of the DGCL.

Section 8.2              Special Meetings. Subject to the special rights of the holders of one or more series of Preferred Stock, special meetings of the stockholders of the Corporation may be called, for any purpose or purposes, at any time only by or at the direction of the Board of Directors, the Chairperson of the Board of Directors, the Chief Executive Officer or President, and shall not be called by any other Person.

Section 8.3              Notice. Advance notice of stockholder nominations for the election of directors and of other business proposed to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the By-laws of the Corporation. Any business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes identified in the notice of meeting (or any supplement to such notice of meeting).

Article IX.

The affirmative vote of at least two-thirds of the voting power of the outstanding shares is required to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute and all rights conferred upon stockholders in this Certificate of Incorporation are granted subject to this reservation. Notwithstanding the foregoing, the affirmative vote of at least a majority of the voting power of the outstanding shares is required to amend, alter, change or repeal any provision contained in Articles I, II, and III of this Certificate of Incorporation. Commencing on the date that is the third annual meeting of stockholders following the Effective Time, the affirmative vote of the holders of at least a majority of the voting power of the outstanding shares is required to amend, alter, change or repeal Section 7.6 of this Certificate of Incorporation.

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For so long as there are shares of Class A Common Stock outstanding, without the prior affirmative vote of the holders of two-thirds of the Class A Common Stock then outstanding in addition to any other vote required by applicable law, the Corporation may not directly or indirectly, whether by amendment, or through merger, recapitalization, consolidation or otherwise amend, alter, change, repeal or adopt any provision of this Certificate of Incorporation: (1) in a manner that is inconsistent with, or that otherwise alters or changes, any of the voting, conversion, dividend or liquidation provisions of the shares of Class A Common Stock or other rights, powers, preferences or privileges thereof; (2) to provide for each share of Class B Common Stock to have more than one (1) vote per share or for any rights to a separate class vote of the holders of shares of Class B Common Stock, other than as provided by this Certificate of Incorporation or required by the DGCL; or (3) to otherwise adversely impact or affect the rights, powers, preferences or privileges of the shares of Class A Common Stock in a manner that is disparate from the manner in which it affects the rights, powers, preferences or privileges of the shares of Class B Common Stock.

For so long as there are shares of Class B Common Stock outstanding, without the prior affirmative vote of the holders of two-thirds of the Class B Common Stock then outstanding in addition to any other vote required by applicable law, the Corporation may not directly or indirectly, whether by amendment, or through merger, recapitalization, consolidation or otherwise amend, alter, change, repeal or adopt any provision of this Certificate of Incorporation: (1) in a manner that is inconsistent with, or that otherwise alters or changes, any of the voting, conversion, dividend or liquidation provisions of the shares of Class B Common Stock or other rights, powers, preferences or privileges thereof; (2) to provide for each share Class A Common Stock to have more than one (1) vote per share or for any rights to a separate class vote of the holders of shares of Class A Common Stock, other than as provided by this Certificate of Incorporation or required by the DGCL; or (3) to otherwise adversely impact or affect the rights, powers, preferences or privileges of the shares of Class B Common Stock in a manner that is disparate from the manner in which it affects the rights, powers, preferences or privileges of the shares of Class A Common Stock.

Article X.

No director or officer of the Corporation shall have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. Any amendment, repeal or modification of this Article X, or the adoption of any provision of this Certificate of Incorporation inconsistent with this Article X, shall not adversely affect any right or protection of a director or officer of the Corporation with respect to any act or omission occurring prior to such amendment, repeal, modification or adoption. If the DGCL is amended after approval by the stockholders of this Article X to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

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Article XI.

The Corporation shall have the power to provide rights to indemnification and advancement of expenses to its current and former officers, directors, employees and agents and to any Person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

Article XII.

Unless the Corporation consents in writing to the selection of an alternative forum: (a) the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of the Corporation, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of the Corporation to the Corporation or to the Corporation’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or the bylaws of the Corporation or this Restated Certificate (as either may be amended from time to time) or (iv) any action, suit or proceeding asserting a claim against the Corporation governed by the internal affairs doctrine; and (b) subject to the preceding provisions of this Article XII, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause or causes of action arising under the Securities Act, including all causes of action asserted against any defendant to such complaint. If any action the subject matter of which is within the scope of clause (a) of the immediately preceding sentence is filed in a court other than the Chancery Court in the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (x) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of clause (a) of the immediately preceding sentence and (y) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Any Person purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to this Article XII. This Article XII is intended to benefit and may be enforced by the Corporation, its officers and directors, the underwriters to any offering giving rise to such complaint, and any other professional or entity whose profession gives authority to a statement made by that Person and who has prepared or certified any part of the documents underlying the offering. Notwithstanding the foregoing, the provisions of this Article XII shall not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act, or any other claim for which the federal courts of the United States have exclusive jurisdiction.

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Article XIII.

If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, each portion of any sentence of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible and without limiting any other provisions of this Certificate of Incorporation (or any other provision of the By-laws of the Corporation or any agreement entered into by the Corporation), the provisions of this Certificate of Incorporation (including, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to, or for the benefit of, the Corporation to the fullest extent permitted by law.

To the fullest extent permitted by law, each and every Person purchasing or otherwise acquiring any interest (of any nature whatsoever) in any shares of the capital stock of the Corporation shall be deemed, by reason of and from and after the time of such purchase or other acquisition, to have notice of and to have consented to all of the provisions of (a) this Certificate of Incorporation, (b) the By-laws of the Corporation and (c) any amendment to this Certificate of Incorporation or the By-laws of the Corporation enacted or adopted in accordance with this Certificate of Incorporation, the By-laws of the Corporation and applicable law.

Article XIV.

Section 14.1            In recognition and anticipation that (i) certain directors, managers, principals, officers, employees and/or other representatives of the Principal Stockholders and their Affiliates may serve as directors, officers or agents of the Corporation, (ii) the Principal Stockholders and their Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, and (iii) members of the Board of Directors who are not employees of the Corporation or a majority owned subsidiary thereof (“Non-Employee Directors”) and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article XIV are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve any of the Principal Stockholders, the Non-Employee Directors or their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.

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Section 14.2            To the fullest extent permitted by law, none of (i) the Principal Stockholders or any of their Affiliates or (ii) any Non-Employee Director (including any Non-Employee Director who serves as an officer of the Corporation in both such Director’s director and officer capacities) or such Director’s Affiliates (the Persons identified in (i) and (ii) above being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall have any duty to refrain from directly or indirectly (1) engaging in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates now engages or proposes to engage or (2) otherwise competing with the Corporation or any of its Affiliates. To the fullest extent permitted by law, no Identified Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted by law, the Corporation renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in Section 14.3. Subject to Section 14.3 and to the fullest extent permitted by law, in the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, herself or himself and the Corporation or any of its Affiliates, such Identified Person shall have no duty to communicate or offer such transaction or other business opportunity to the Corporation or any of its Affiliates and shall not be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty as a stockholder, director or officer of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, offers or directs such corporate opportunity to another Person, or does not communicate information regarding such corporate opportunity to the Corporation or any Affiliate of the Corporation.

Section 14.3            The Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director (including any Non-Employee Director who serves as an officer of the Corporation in both his or her director and officer capacities) if such opportunity is expressly offered to such Person solely in his or her capacity as a director or officer of the Corporation, and the provisions of Section 14.2 shall not apply to any such corporate opportunity.

Section 14.4            In addition to and notwithstanding the foregoing provisions of this Article XIV, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that: (i) the Corporation is neither financially or legally able, nor contractually permitted, to undertake; (ii) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation; or (iii) is one in which the Corporation has no interest or reasonable expectancy.

Section 14.5            Solely for purposes of this Article XIV, “Affiliate” shall mean in respect of any Principal Stockholder, any Person that, directly or indirectly, is controlled by such Principal Stockholder, controls such Principal Stockholder or is under common control with such Principal Stockholder. Affiliate shall include: (a) any principal, member, director, manager, partner, stockholder, officer, employee or other representative of any of the foregoing (other than the Corporation and any entity that is controlled by the Corporation); and (b) any funds or vehicles advised by Affiliates of such Principal Stockholder. Solely for purposes of this Article XIV, (x) in respect of a Non-Employee Director, the term “Affiliate” shall include any Person that, directly or indirectly, is controlled by such Non-Employee Director (other than the Corporation and any entity that is controlled by the Corporation); and (y) in respect of the Corporation, the term “Affiliate” shall include any Person that, directly or indirectly, is controlled by the Corporation.

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Section 14.6            To the fullest extent permitted by law, any Person purchasing or otherwise acquiring or holding any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article XIV.

Article XV.

Section 15.1            Definitions. As used in this Certificate of Incorporation, the following terms shall have the following meaning:

(a)             “Affiliate” (other than for purposes of Article XIV) means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person, whether through one or more intermediaries or otherwise.

(b)             “Change of Control” means the occurrence of any of the following events: (1) any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person and its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, and excluding the Permitted Transferees) becomes the “beneficial owner” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of shares of Class A Common Stock, Class B Common Stock, Class C Common Stock, Class D Common Stock, Preferred Stock and/or any other class or classes of capital stock of the Corporation (if any) representing in the aggregate more than 50% of the voting power of all of the outstanding voting stock of the Corporation; (2) the stockholders of the Corporation approve a plan of complete liquidation or dissolution of the Corporation or there is consummated a transaction or series of related transactions for the sale, lease, exchange or other disposition, directly or indirectly, by the Corporation of all or substantially all of the Corporation’s assets (including a sale of all or substantially all of the assets of XERC); (3) there is consummated a merger or consolidation of the Corporation or XERC with any other corporation or entity, and, immediately after the consummation of such merger or consolidation, the voting securities of the Corporation outstanding immediately prior to such merger or consolidation do not continue to represent, or are not converted into, voting securities representing in the aggregate more than 50% of the voting power of all of the outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a subsidiary, the ultimate parent thereof; or (4) the Corporation ceases to be the sole managing member of XERC. Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the beneficial owners of the Class A Common Stock, Class B Common Stock, Class C Common Stock, Class D Common Stock, Preferred Stock and/or any other class or classes of capital stock of the Corporation immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in and voting control over, and own substantially all of the shares of, an entity which owns all or substantially all of the assets of the Corporation immediately following such transaction or series of transactions.

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(c)             “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. A Person who is the owner of ten percent (10%) or more of the outstanding voting power of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such Person holds voting stock, in good faith and not for the purpose of circumventing this section, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

(d)             “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and any applicable rules and regulations promulgated thereunder, and any successor to such statute, rules or regulations.

(e)             “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a Person that individually or with or through any of its Affiliates:

(i)              beneficially owns such stock, directly or indirectly; or

(ii)             has (a) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise. Notwithstanding the foregoing, a Person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such Person or any of such Person’s Affiliates until such tendered stock is accepted for purchase or exchange; or (b) the right to vote such stock pursuant to any agreement, arrangement or understanding. Notwithstanding the foregoing, a Person shall not be deemed the owner of any stock because of such Person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten or more Persons; or

(iii)            has any agreement, arrangement or understanding, for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (b) of subsection (ii) above), or disposing such stock, with any other Person that beneficially owns, or whose Affiliates beneficially own, directly or indirectly, such stock.

(f)             “Person” means, except as otherwise provided in the definition of “Change of Control,” means any individual, corporation, company, partnership, limited liability company, unincorporated association or other entity or organization.

(g)             “Principal Stockholders” means investment funds affiliated with or advised by Ares Management Corporation or any of its subsidiaries and their respective successors.

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(h)             “Securities Act” means the U.S. Securities Act of 1933, as amended, and applicable rules and regulations promulgated thereunder, and any successor to such statute, rules or regulations.

(i)             “stock” with respect to any corporation means, capital stock and, with respect to any other entity, any equity interest.

(j)             “voting stock” means stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference to a percentage of voting stock shall refer to such percentages of the votes of such voting stock.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Incorporation to be signed on this [ ■ ], 2026.

X-ENERGY, INC.

By:
Name:	Steven Miller
Title:

[Signature Page to Certificate of Incorporation]